Exhibit 99.1

Sara Lee Corporation 3500 Lacey Rd. Downers Grove, IL 60515	News

Release Date	NOT FOR RELEASE	FINAL VERSION [NOV. 2, 2007]	CONFIDENTIAL

Contact	Media: Jon Harris, +1.630.598.8661
Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE GROWS NET SALES AND OPERATING INCOME IN FY08 FIRST QUARTER DESPITE CHALLENGING INPUT COST ENVIRONMENT

Net sales up 8.3%; operating income up 15.5% and diluted earnings per share of $.28 in the first quarter

Media advertising and promotion spending increased 21.1% as company invests behind new products

DOWNERS GROVE, Ill. (Nov. 7, 2007) – Sara Lee Corporation (NYSE: SLE) today announced that net sales for the first quarter of fiscal 2008, ending Sept. 29, 2007, were $3.1 billion, up 8.3% over the comparable period last year. Net sales increases were strongest in the three international business segments. The corporation’s adjusted net sales 1 – which exclude the impact of foreign currency exchange rates and acquisitions/divestitures – increased 4.5% in the first quarter of fiscal 2008 with growth in five of the six business segments. Corporate unit volumes were up 1% in the first quarter.

Sara Lee reported operating income of $294 million for the first quarter of fiscal 2008, an increase of 15.5% compared to $254 million in the year-ago period, while adjusted operating income – which excludes the impact of significant items, foreign currency exchange rates and acquisitions/divestitures – declined 1.5% in the first quarter. This slight decline in adjusted operating income in the quarter occurred in a very challenging input cost environment, with prices for commodities such as wheat, poultry, pork and green coffee at significantly higher levels than a year ago and other input costs such as packaging, energy and labor costs increasing as well.

In the first quarter of fiscal 2008, the company invested heavily behind new product launches and brand-building advertising campaigns for brands such as Hillshire Farm, Jimmy Dean, Sara Lee, Senseo, Ambi Pur and Sanex, resulting in an increase in total media advertising and promotion (MAP) spending of 21.1%. The North American retail meats (+20.4%), North American retail bakery (+16.2%) and household and body care (+34.7%) business segments reported the strongest increases in MAP spending in the quarter.

“Our first fiscal quarter saw important investments in our business. Marketing and R&D spending increased significantly to develop and support new, innovative products that will be the bedrock for a successful fiscal 2008,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corporation. “I’m also pleased to note that in the face of historically high commodity prices we were able to offset the increases with appropriate pricing actions. This demonstrates the strong brand equities across our portfolio as well as our much improved selling capabilities,” Barnes concluded.

In the first quarter of fiscal 2008, diluted earnings per share (EPS) from continuing operations were $.28 per share versus $.34 per share in the first quarter of fiscal 2007. The diluted EPS were impacted by various significant items, as shown in the table on page 2, which on a year-over-year basis decreased diluted EPS by $.18 per share. The remaining increase in diluted EPS from continuing operations of $.12 was primarily the result of a lower effective tax rate, favorable foreign currency exchange rates and lower interest expense during fiscal 2008.

[1]

The terms “adjusted net sales,” “adjusted operating income,” and “adjusted operating segment income” are reconciled to each item’s most comparable U.S. generally accepted accounting principles measure on pages 11 to 14, with an explanation of the terms on page 18 of this release.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 2

In the first quarter of fiscal 2008, diluted EPS as reported were $.28 per share versus $.44 per share for the year-ago period. Diluted EPS were impacted by various significant items, as shown in the table below, which on a year-over-year basis decreased diluted EPS as reported by $.20 per share. The remaining increase in diluted EPS was $.04 per share.

Impact of Significant Items on Diluted Earnings per Share	First Quarter
	2008	2007
Diluted EPS continuing operations as reported	$.28	$.34

Diluted EPS as reported	$.28	$.44

Increase/(decrease) in EPS from:
Exit activities	$—	$(.01)
Income from business disposition activities	—	.02
Transformation charges – information technology costs	(.01)	(.01)
Transformation charges – other	—	(.01)
Accelerated depreciation	—	(.01)

Significant items related to continuing operations before income taxes*	(.02)	(.03)
Contingent tax obligation adjustment/other	.02	—
Tax benefit	—	.21

Significant items related to continuing operations*	—	.18

Gain on disposition of discontinued operations, net	—	.02

Total impact of significant items*	$—	$.20

*	Amounts are rounded and may not add to the total

Other First Quarter Fiscal 2008 Financial Highlights

•

Net cash used in operating activities was $62 million in the first quarter, compared to $148 million of net cash used in the comparable period last year. The $148 million of cash used in operating activities in the prior year’s period included $236 million of cash used by continuing operations and $88 million of cash generated by discontinued operations.

•	Net interest expense was $29 million for the first quarter, a decrease of $20 million compared to the year-ago period, primarily resulting from a lower debt level.

•

General corporate expenses were $67 million in the first quarter compared to $84 million in the year-ago period, with the decrease primarily due to a decrease in charges related to foreign currency contracts, lower pension expense related to divested businesses and lower transformation costs.

•

The company repurchased 1.5 million shares of its common stock in the first quarter at an average price of $15.95 per share, for a total cost of $24 million. At the end of the first quarter, approximately 43 million shares remained authorized by the board of directors for repurchase.

•

At the beginning of the first quarter of fiscal 2008, the corporation received contingent tobacco sale proceeds of $130 million, which contributed $.18 per share to diluted EPS in the quarter. The company received $120 million, or $.16 per share, related to the sale of the tobacco business in the prior year’s first quarter.

•

The effective tax rate for continuing operations for the first quarter of fiscal 2008 was a charge of 24.5%, compared to a benefit of 24.3% in the prior year’s period. For additional information on the tax rate, please see page 17 of this news release.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 3

Business Performance Review

North American Retail Meats

•	Net sales increased 3.3% to $650 million in the first quarter of fiscal 2008, driven primarily by an improved sales mix; adjusted net sales also increased 3.3%.

•

Operating segment income was $28 million in the first quarter, compared to $27 million in the year-ago period. The increase was driven by lower transformation charges compared to last year’s period, procurement and other continuous improvement savings, and improved operating results in Mexico. Partially offsetting these factors were significantly higher commodity and other input costs and increased MAP spending behind new product launches. Adjusted operating segment income was $29 million, compared to $48 million in the prior year’s period.

Unit volumes, excluding acquisitions, increased 3.1% in the first quarter, consisting of flat unit volumes for retail meats and significantly higher unit volumes for commodity meats (see footnote on page 15). Major new product launches in the first quarter included Hillshire Farm Deli Wraps and Premium Hearty Slices and Jimmy Dean D-Lights breakfast sandwiches. The Jimmy Dean brand reported significant sales growth and maintained its leading position in the total U.S. protein breakfast category. During the first quarter of fiscal 2008, Sara Lee increased its total packaged meats market share by 1.0 share points to 22.2% according to IRI share data (12 weeks ending August 26, 2007).

North American Retail Bakery (including Senseo coffee)

•	Net sales increased 4.0% to $518 million in the first quarter of fiscal 2008, driven by higher selling prices to offset increases in input costs; adjusted net sales also increased 4.0%.

•

Operating segment income was $8 million in the first quarter, compared to $5 million in the year-ago period. The increase is attributable to lower transformation charges compared to the prior year’s period, higher selling prices, and procurement and other continuous improvement savings. These factors were partially offset by higher commodity and other input costs and increased MAP spending. Through strategic pricing initiatives and risk management actions U.S. fresh bakery was able to completely offset the unprecedented increase in wheat costs in the quarter. Adjusted operating segment income was $9 million, compared to $10 million in the prior year.

Unit volumes, excluding acquisitions, decreased 2.9% in the first quarter, primarily due to declines in non-branded fresh bakery and frozen bakery. Sara Lee Soft & Smooth 100% Honey Wheat bread was launched in the first quarter to help the Sara Lee brand strengthen its position as the No. 1 fresh bread brand in America, with a 7.9% share according to IRI share data (12 weeks ending August 26, 2007).

Foodservice

•

Net sales declined 2.9% to $522 million in the first quarter of fiscal 2008, due to lower unit volumes, partially offset by the effect of higher pricing and positive sales mix; adjusted net sales declined 3.0%.

•

Operating segment income increased 8.4% to $21 million in the first quarter, primarily driven by lower transformation charges compared to last year’s period, higher selling prices and savings from procurement and other continuous improvement initiatives. These factors were partially offset by increases in commodity and other input costs. Adjusted operating segment income was $21 million, compared to $24 million in the prior year.

Unit volumes, excluding acquisitions, decreased 8.4% in the first quarter, primarily due to the planned exit of certain low-margin meat and sauces & dressings businesses and volume softness in baked goods, which more than offset double-digit growth in Douwe Egberts One-Touch liquid coffee concentrates.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 4

International Beverage

•

Net sales increased 25.4% to $706 million in the first quarter of fiscal 2008 driven by strong unit volumes, higher selling prices, positive sales mix and favorable foreign currency exchange rates; adjusted net sales rose 15.0%.

•

Operating segment income increased 30.6% to $121 million in the first quarter, primarily driven by higher unit volumes, a sales mix shift into higher margin single-serve, instant and premium coffees, selling price increases taken over the past twelve months and favorable foreign currency exchange rates. These factors were partially offset by higher MAP and SG&A expenses and increased commodity and other input costs. Adjusted operating segment income increased 23.8% to $124 million.

Unit volumes, excluding acquisitions, increased 4.8% in the first quarter, driven by double-digit unit volume growth for single-serve coffee, instant coffee and hot tea. Moccona Premium Selection instant coffee was launched in St. Petersburg, its first Russian market, to build on Sara Lee’s growing position in instant coffees. Unit volumes for Cafitesse liquid coffee concentrate for the foodservice channel grew by mid single-digits.

International Bakery

•

Net sales increased 10.2% to $221 million in the first quarter of fiscal 2008, primarily due to favorable foreign currency exchange rates, pricing and higher unit volumes; adjusted net sales rose 1.7%.

•

Operating segment income was $13 million in the first quarter of fiscal 2008, compared to $14 million in the year-ago period. Favorable foreign currency exchange rates, higher unit volumes and price increases were more than offset by increases in commodity and other input costs, higher SG&A expenses and a slightly unfavorable sales mix. Adjusted operating segment income was $16 million compared to $15 million in the year-ago period.

Unit volumes, excluding acquisitions, increased 1.8% in the first quarter driven by volume growth in the European refrigerated dough and Spanish fresh bakery business, partially offset by volume weakness in the Australian bakery business. Bimbo Corteza Tierna Integral, a wheat bread with a soft and tender crust, was launched in Spain in the first quarter.

Household and Body Care

•

Net sales increased 12.0% to $521 million in the first quarter of fiscal 2008 primarily behind strong unit volumes and favorable foreign currency exchange rates, partially offset by the effect of price promotions and an unfavorable sales mix; adjusted net sales rose 3.6%.

•

Operating segment income decreased 27.4% to $57 million in the first quarter, primarily due to higher SG&A and MAP spending. MAP spending was up 35% as the business invested heavily behind new product launches and international roll-outs of products such as Ambi Pur Puresse and 3volution air fresheners and Sanex and Radox body care products. Adjusted operating segment income decreased 19.5% in the first quarter.

Unit volumes, excluding acquisitions, increased 8.7% in the first quarter, driven by double-digit unit volume growth in the air care and body care categories as a result of successful promotions for new products in these two core categories. Ambi Pur Puresse, a range of hypo-allergenic home fragrances, was rolled out internationally with launches in the United Kingdom, Russia, Hungary and the Czech Republic during the first quarter.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 5

Guidance

Sara Lee currently expects full year fiscal 2008 diluted EPS from continuing operations to be in the range of $1.00 to $1.06 per share, which includes $.18 per share of contingent proceeds received in the first quarter of fiscal 2008 from the sale of its tobacco business in fiscal 1999. The change versus previous guidance in EPS, net sales and capital expenditures, as noted below, is solely the result of higher than anticipated foreign currency exchange rates. Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known.

	Fiscal 2008 Guidance	Fiscal 2007 Actual	Change vs. Last Year	Change vs. Prior Guidance
Diluted EPS from cont. ops. as reported	$1.00 – $1.06/share	$.57/share	+$.43 –$.49/share	+$.05
Significant items, net	—	$(.31)/share¹	+$.31/share	—
Tobacco sale proceeds	$.18/share	$.16/share	+$.02/share	—
Core Sara Lee EPS²	$.82 – $.88/share	$.72/share	+$.10 – $.16/share	+$.05
Net sales	$13.2 billion	$12.3 billion	+7%	+$600 million
Core unit volumes	NA	NA	0% – +1%	—
Operating margin GAAP	8.4% – 8.8%	4.5%	+3.9 pts. – +4.3 pts.	(0.2) pts.
Significant items, net³	(0.2)%	(3.5)%	+3.3 pts.	(0.2) pts.
Tobacco sale proceeds³	1.0%	1.0%	—	—
Adjust. operating margin	7.6% – 8.0%	7.0%	+0.6 pts. – +1.0 pts.	—
Interest expense, net	$130 million	$137 million	$(7) million	—
Reported tax rate	28%	(1.6)%	+29.6 pts.	(1.0) pts.
Significant items, net	(1.0) pts.	(23.5) pts.	+22.5 pts.	NA
Tobacco sale proceeds	(4.0) pts.	(3.6) pts.	(0.4) pts.	NA
Core tax rate	33%	25.5%	+7.5 pts.	—
Dollar/euro exchange rate	$1.37	$1.31	+$.06	+$.06
Capital expenditures	$565 million	$630 million	(10)%	+$15 million
Cash flow from operations	$350 – $450 million	$492 million	(29)% – (9)%	—
Share repurchase	$315 million	$686 million	$(371) million	—

¹	Excludes a tax benefit of $.21 per share reported in the first quarter of fiscal 2007.
²	Represents Sara Lee’s results from and forecasts relating to continuing operations, excluding an $.18 per share tobacco gain in the first quarter of fiscal 2008, as identified in the table above. Management believes that presenting core Sara Lee EPS enables investors to better understand base business earnings. Fiscal 2007 core Sara Lee EPS of $.72 per share included a one-time tax benefit of $.21 per share that was reported in significant items in the first quarter of fiscal 2007.
³	Impact of adjustments to operating income used to compute adjusted operating margin. The dollar amounts are $22 million for the significant items, net in the first quarter of fiscal 2008 and $418 million for the significant items, net in fiscal 2007; $130 million for the contingent tobacco sale proceeds in fiscal 2008 and $120 million for the contingent tobacco sale proceeds in fiscal 2007.

Form 10-Q

In alignment with today’s reporting of Sara Lee’s earnings, the company also filed a Form 10-Q for the first quarter of fiscal 2008 with the Securities and Exchange Commission this morning.

Webcast

Sara Lee Corporation’s review of first quarter results for fiscal 2008 will be broadcast live via the Internet today at 9 a.m. CST. During the webcast, the company will discuss first quarter results and provide an outlook for the full fiscal year. The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10 a.m. CST. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Wednesday, May 7, 2008.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 6

Forward-Looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•

Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, its largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•

The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues on sales and profitability of Sara Lee products; (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; and (vii) changes in regulations that impose additional requirements on Sara Lee, such as recent requirements regarding the labeling of trans-fat content;

•

Sara Lee’s international operations, such as (viii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro, given Sara Lee’s significant concentration of business in Western Europe; (ix) Sara Lee’s generation of a high percentage of its revenues from businesses outside the U.S. and costs to remit these foreign earnings into the U.S. to fund Sara Lee’s domestic operations; and (x) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

•

Previous business decisions, such as (xi) Sara Lee’s ability to generate margin improvement through continuous improvement initiatives and transitioning the entire organization to a common information technology system and the risk that the transition to a common information technology system will be disruptive to the business; (xii) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly its worldwide bakery business, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xiii) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (xiv) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; (xv) changes in the expense for multi-employer pension plans that Sara Lee participates in; and (xvi) the continued legality of tobacco products in the Netherlands, Germany and Belgium.

In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2007, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. In fiscal 2007, Sara Lee generated more than $12 billion in net sales across approximately 200 countries. The Sara Lee community consists of 52,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 7

SARA LEE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets at September 29, 2007 and June 30, 2007

(in millions)

(Unaudited)

	September 29, 2007	June 30, 2007
Assets
Cash and equivalents	$1,628	$2,520
Trade accounts receivable, less allowances	1,429	1,307
Inventories
Finished goods	785	719
Work in process	39	34
Materials and supplies	341	297

	1,165	1,050

Current deferred tax asset	469	468
Other current assets	284	298

Total current assets	4,975	5,643
Other non-current assets	199	194
Property, net of accumulated depreciation of $2,968 and $2,870, respectively	2,471	2,446
Trademarks and other identifiable intangibles, net	1,059	1,037
Goodwill	2,746	2,722
Deferred tax asset	139	146
Assets held for sale	12	2

	$11,601	$12,190

Liabilities and Stockholders’ Equity
Notes payable	$114	$33
Accounts payable	1,031	1,075
Accrued liabilities	1,674	1,762
Current maturities of long-term debt	584	1,431
Current liabilities held for sale	11	—

Total current liabilities	3,414	4,301
Long-term debt	2,792	2,803
Pension obligation	629	662
Deferred tax liability	601	587
Other liabilities	1,220	1,161
Minority interests in subsidiaries	59	61
Common stockholders’ equity	2,886	2,615

	$11,601	$12,190

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 8

Consolidated Statements of Income

For the Quarters Ended September 29, 2007 and September 30, 2006

(in millions, except per share data)

Unaudited

	Quarter Ended
	September 29, 2007	September 30, 2006
Continuing operations
Net sales	$3,131	$2,891

Cost of sales	1,941	1,796
Selling, general and administrative expenses	1,022	962
Net charges (income) for exit activities, asset and business dispositions	4	(1)
Contingent sale proceeds	(130)	(120)
Interest expense	54	75
Interest income	(25)	(26)

	2,866	2,686

Income from continuing operations before income taxes	265	205
Income tax expense (benefit)	65	(50)

Income from continuing operations	200	255

Discontinued operations
Net income from discontinued operations, net of tax expense of nil and $30	—	62
Gain on sale of discontinued operations, net of tax expense of nil and $2	—	16

Net income	$200	$333

Income from continuing operations per share of common stock
Basic	$0.28	$0.34

Diluted	$0.28	$0.34

Net income per share of common stock
Basic	$0.28	$0.44

Diluted	$0.28	$0.44

Average shares outstanding
Basic	725	758

Diluted	727	761

Cash dividends per share of common stock	$0.10	$0.10

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 9

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Quarters Ended September 29, 2007 and September 30, 2006

(in millions)

Unaudited

	Quarter Ended
	September 29, 2007	September 30, 2006
OPERATING ACTIVITIES -
Net income	$200	$333
Less: Cash received from contingent sale proceeds	(130)	(120)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	96	127
Amortization of intangibles	29	34
Net gain on business dispositions	—	(40)
(Decrease) Increase in deferred income taxes	(25)	23
Other	6	24
Changes in current assets and liabilities, net of businesses acquired and sold	(238)	(529)

Net cash used in operating activities	(62)	(148)

INVESTMENT ACTIVITIES -
Purchases of property and equipment	(95)	(116)
Purchases of software and other intangibles	(23)	(9)
Dispositions of businesses and investments	—	349
Cash received from loans receivable	—	688
Cash received from contingent sale proceeds	130	120
Cash received from (used in) derivative transactions	2	(49)
Sales of assets	8	31

Net cash from investment activities	22	1,014

FINANCING ACTIVITIES -
Issuances of common stock	3	—
Purchases of common stock	(24)	(185)
Borrowings of long-term debt	—	2,558
Repayments of long-term debt	(897)	(5)
Short-term borrowings (repayments), net	79	(1,644)
Cash transferred to Hanesbrands Inc. in spin off	—	(650)
Payments of dividends	(73)	(151)

Net cash used in financing activities	(912)	(77)

Effect of changes in foreign exchange rates on cash	60	8

(Decrease) increase in cash and equivalents	(892)	797
Add: Cash balance of discontinued operations at beginning of year	—	14
Less: Cash balance of discontinued operations at end of quarter	—	—
Cash and equivalents at beginning of year	2,520	2,231

Cash and equivalents at end of quarter	$1,628	$3,042

COMPONENTS OF CHANGES IN CURRENT ASSETS AND LIABILITIES:
(Increase) in trade accounts receivable	$(78)	$(43)
(Increase) in inventories	(86)	(97)
Decrease (increase) in other current assets	16	(34)
(Decrease) in accounts payable	(63)	(57)
(Decrease) in accrued liabilities	(77)	(144)
Increase (decrease) in accrued taxes	50	(154)

Changes in current assets and liabilities, net of businesses acquired and sold	$(238)	$(529)

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 10

SARA LEE CORPORATION AND SUBSIDIARIES

Net Sales by Industry Segment

For the Quarters Ended September 29, 2007 and September 30, 2006

(in millions)

	Quarter Ended		Percent Change
	September 29, 2007	September 30, 2006
North American Retail Meats	$650	$630	3.3%
North American Retail Bakery	518	498	4.0
Foodservice	522	538	(2.9)
International Beverage	706	563	25.4
International Bakery	221	200	10.2
Household and Body Care	521	465	12.0

Total of business segments	3,138	2,894	8.4
Intersegment sales	(7)	(3)	NM

Net sales from continuing operations	$3,131	$2,891	8.3%

SARA LEE CORPORATION AND SUBSIDIARIES

Income from Continuing Operations Before Income Taxes by Industry Segment

For the Quarters Ended September 29, 2007 and September 30, 2006

(in millions)

	Quarter Ended		Percent Change
	September 29, 2007	September 30, 2006
North American Retail Meats	$28	$27	4.6%
North American Retail Bakery	8	5	62.0
Foodservice	21	19	8.4
International Beverage	121	92	30.6
International Bakery	13	14	(5.8)
Household and Body Care	57	78	(27.4)

Total operating segment income	248	235	5.1
Amortization of identifiable intangibles	(17)	(17)	(0.5)
General corporate expenses	(67)	(84)	20.2
Contingent sale proceeds	130	120	8.6

Total operating income	294	254	15.5
Net interest expense	(29)	(49)	42.0

Income from continuing operations before income taxes	$265	$205	29.3%

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 11

SARA LEE CORPORATION AND SUBSIDIARIES

Non-GAAP Adjusted Operating Income by Industry Segment

For the Quarters Ended September 29, 2007 and September 30, 2006

(in millions)

	Quarter Ended		Percent Change
	September 29, 2007	September 30, 2006
North American Retail Meats	$28	$27	4.6%
North American Retail Bakery	8	5	62.0
Foodservice	21	19	8.4
International Beverage	121	92	30.6
International Bakery	13	14	(5.8)
Household and Body Care	57	78	(27.4)

Total operating segment income	248	235	5.1
Amortization of identifiable intangibles	(17)	(17)	(0.5)
General corporate expenses	(67)	(84)	20.2
Contingent sale proceeds	130	120	8.6

Total operating income	294	254	15.5

Less: Significant income (expense) items included above:
Significant items—business segments	(9)	(21)	58.2
Contingent sale proceeds	130	120	8.6
Changes in foreign currency exchange rates	—	(12)	NM
Unallocated significant items	(13)	(21)	37.3

Adjusted operating income*	$186	$188	(1.5)%

*	Adjusted Operating Income is a non-GAAP measure that excludes the impact of significant items and contingent sales proceeds. See page 18 for a detailed explanation of this and other non-GAAP measures used in this release.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 12

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	First Quarter		Dollar Change	Percent Change
	2008	2007
North American Retail Meats

Net sales	$650	$630	$20	3.3%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$—	$—

Adjusted net sales*	$650	$630	$20	3.3%

Operating segment income	$28	$27	$1	4.6%

Operating margin %	4.3%	4.2%		0.1%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$(4)	$4
Transformation charges	(1)	(3)	2
Accelerated depreciation	—	(14)	14

Adjusted operating segment income*	$29	$48	$(19)	(40.4)%

Adjusted operating margin %*	4.4%	7.6%		(3.2)%

North American Retail Bakery

Net sales	$518	$498	$20	4.0%

Adjusted net sales*	$518	$498	$20	4.0%

Operating segment income	$8	$5	$3	62.0%

Operating margin %	1.6%	1.0%		0.6%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$(1)	$1
Transformation charges	(1)	(3)	2
Accelerated depreciation	—	(1)	1

Adjusted operating segment income*	$9	$10	$(1)	(13.1)%

Adjusted operating margin %*	1.7%	2.0%		(0.3)%

Foodservice

Net sales	$522	$538	$(16)	(2.9)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$—	$—

Adjusted net sales*	$522	$538	$(16)	(3.0)%

Operating segment income	$21	$19	$2	8.4%

Operating margin %	4.1%	3.7%		0.4%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$(3)	$3
Transformation charges	—	(1)	1
Accelerated depreciation	—	(1)	1

Adjusted operating segment income*	$21	$24	$(3)	(11.6)%

Adjusted operating margin %*	4.1%	4.5%		(0.4)%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures. See page 18 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 13

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	First Quarter		Dollar Change	Percent Change
	2008	2007
International Beverage

Net sales	$706	$563	$143	25.4%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(51)	$51

Adjusted net sales*	$706	$614	$92	15.0%

Operating segment income	$121	$92	$29	30.6%

Operating margin %	17.1%	16.4%		0.7%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(8)	$8
Exit activities, asset and business dispositions	(1)	2	(3)
Transformation charges	(2)	(2)	—

Adjusted operating segment income*	$124	$100	$24	23.8%

Adjusted operating margin %*	17.5%	16.2%		1.3%

International Bakery

Net sales	$221	$200	$21	10.2%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(17)	$17

Adjusted net sales*	$221	$217	$4	1.7%

Operating segment income	$13	$14	$(1)	(5.8)%

Operating margin %	6.2%	7.3%		(1.1)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1
Exit activities, asset and business dispositions	(3)	—	(3)

Adjusted operating segment income*	$16	$15	$1	3.0%

Adjusted operating margin %*	7.5%	7.4%		0.1%

Household and Body Care

Net sales	$521	$465	$56	12.0%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(36)	$36
Acquisitions	2	—	2

Adjusted net sales*	$519	$501	$18	3.6%

Operating segment income	$57	$78	$(21)	(27.4)%

Operating margin %	10.8%	16.7%		(5.9)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(5)	$5
Exit activities, asset and business dispositions	—	11	(11)
Transformation charges	(1)	(1)	—

Adjusted operating segment income*	$58	$73	$(15)	(19.5)%

Adjusted operating margin %*	11.2%	14.4%		(3.2)%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures. See page 18 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 14

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	First Quarter		Dollar Change	Percent Change
	2008	2007
Total Sara Lee

Net sales	$3,131	$2,891	$240	8.3%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(104)	$104
Acquisitions	2	—	2

Adjusted net sales*	$3,129	$2,995	$134	4.5%

Operating income	$294	$254	$40	15.5%

Operating margin %	9.4%	8.8%		0.6%

Increase/(decrease) in operating income from:
Contingent sale proceeds	$130	$120	$10
Changes in foreign currency exchange rates	—	(12)	12
Exit activities, asset and business dispositions	(4)	1	(5)
Transformation charges	(18)	(27)	9
Accelerated depreciation	—	(16)	16

Adjusted operating income*	$186	$188	$(2)	(1.5)%

Adjusted operating margin %*	5.9%	6.3%		(0.4)%

*	Adjusted net sales, adjusted operating income and adjusted operating margin % are non-GAAP measures. See page 18 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 15

Sara Lee Corporation

Net Sales Bridge

Quarter ended September 29, 2007

The following table illustrates the components of the change in net sales versus the prior year for each of the six reported business segments.

First Quarter Fiscal 2008	Unit Volume	+	Price/ Mix/Other	=	Adjusted** Net Sales Change	+	Acquisitions/ Divestitures	+	Foreign Exchange	=	Total Net Sales Change
North American Retail Meats*	3.1%		0.2%		3.3%		0.0%		0.0%		3.3%
Retail meats	-0.2%		6.6%		6.4%		0.0%		0.0%		6.4%
Commodity meats	25.3%		-59.7%		-34.4%		0.0%		0.0%		-34.4%

North American Retail Bakery	-2.9%		6.9%		4.0%		0.0%		0.0%		4.0%

Foodservice	-8.4%		5.4%		-3.0%		0.0%		0.1%		-2.9%

International Beverage	4.8%		10.2%		15.0%		0.0%		10.4%		25.4%

International Bakery	1.8%		-0.1%		1.7%		0.0%		8.5%		10.2%

Household and Body Care	8.7%		-5.1%		3.6%		0.4%		8.0%		12.0%

Total Continuing Business	1.0%		3.5%		4.5%		0.1%		3.7%		8.3%

Notes:

*	The unit volume change in the North American retail meats business segment includes unit volume for both the retail meats business and the commodity meats business. Unit volumes in retail meats were flat as a 1% increase in the United States was offset by a 6% decline in Mexico. Retail meats Price/Mix/Other improved in the United States primarily due to a better product mix, and improved in Mexico primarily due to price increases.

Unit volumes for commodity meats increased 25%. In fiscal 2007, the corporation completed the shutdown of a single domestic pork slaughtering and meat production facility, but did not exit certain whole hog purchase contracts at this facility. Previously, portions of these hogs had been used in the corporation’s production process and the remainder sold. Currently, the whole hogs are being sold to another slaughter operator, resulting in the increase in commodity unit volumes. The shutdown of this plant also resulted in less production and sales of commodity meat by-products at this plant, which had higher dollar sales per pound than hog sales, resulting in a decline in total commodity meat sales.

**	Adjusted net sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures. See page 18 for a detailed explanation of this and other non-GAAP measures in this release.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 16

Sara Lee Corporation

Impact of Significant Items on Income from Continuing Operations and Net Income

	Quarter Ended September 29, 2007				Quarter Ended September 30, 2006
(In millions except per share data)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)
Income from continuing operations	$265	$(65)	$200	$0.28	$205	$50	$255	$0.34

Net income			$200	$0.28			$333	$0.44

Significant items affecting comparability of income from continuing operations and net income:
(Charges for) income from exit activities, asset and business dispositions:
(Charges for) income from exit activities	$(3)	$1	$(2)	$—	$(14)	$5	$(9)	$(0.01)
(Charges for) income from business disposition activities	(1)	—	(1)	—	15	(4)	11	0.02

Subtotal	(4)	1	(3)	—	1	1	2	—
Charges to cost of sales and SG&A expenses:
Transformation charges:
Information technology costs	(16)	6	(10)	(0.01)	(15)	5	(10)	(0.01)
Other	(2)	1	(1)	—	(12)	4	(8)	(0.01)
Accelerated depreciation	—	—	—	—	(16)	6	(10)	(0.01)

Impact of significant items on income from continuing operations before income taxes	(22)	8	(14)	(0.02)	(42)	16	(26)	(0.03)

Significant tax matters affecting comparability:
Contingent tax obligation adjustment/other	—	13	13	0.02	—	—	—	—
Tax benefit on disposition of a business	—	—	—	—	—	158	158	0.21

Impact of significant items on income from continuing operations	(22)	21	(1)	—	(42)	174	132	0.18
Significant items impacting discontinued operations:
Gain on disposition of discontinued operations, net	—	—	—	—	18	(2)	16	0.02

Impact of significant items on net income	$(22)	$21	$(1)	$—	$(24)	$172	$148	$0.20

Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 17

Sara Lee Corporation

Summary of Income Tax Amounts for the First Quarters

Ending September 29, 2007 and September 30, 2006

(in millions)

	Quarter Ended
	September 29, 2007	September 30, 2006
Income (loss) before income tax expense
Continuing operations	$265	$205
Discontinued operations	—	92
Disposition of discontinued operations	—	18

	265	315

Income tax (benefit) expense
Continuing operations	65	(50)
Discontinued operations	—	30
Disposition of discontinued operations	—	2

	65	(18)

Income
Continuing operations	200	255
Discontinued operations	—	62
Disposition of discontinued operations	—	16

Net income	$200	$333

Effective tax rate
Continuing operations	24.5%	(24.3)%
Discontinued operations	—	33.0%
Disposition of discontinued operations	—	11.0%
Total Company	24.5%	(5.5)%

Generally accepted accounting principles require that the interim period tax provision be determined as follows:

a)	At the end of each quarter, the corporation estimates the tax that will be provided for the fiscal year stated as a percent of estimated “ordinary” income for the fiscal year. The term ordinary income refers to income from continuing operations before income taxes, excluding significant unusual or infrequently occurring items. Discontinued operations are excluded in determining ordinary income.

The estimated annual effective rate is applied to the year-to-date “ordinary” income at the end of each quarter to compute the year-to-date tax applicable to ordinary income. The tax expense or benefit related to ordinary income in each quarter is the difference between the most recent year-to-date and the prior quarter year-to-date computations.

b)	The tax effects of significant unusual or infrequently occurring items are recognized as discrete items in the interim period in which the events occur. The impact of changes in tax laws or rates on deferred tax amounts, the effects of changes in judgment about beginning of the year valuation allowances and changes in tax reserves resulting from the finalization of tax audits or reviews are examples of significant unusual or infrequently occurring items which are recognized as discrete items in the interim period in which the event occurs.

Continuing Operations -

First Quarter Fiscal 2008—The tax expense and related effective tax rate on continuing operations for the first quarter of fiscal 2008 was determined by applying a 29.2% annual tax rate to pretax earnings and then recognizing the full impact of $13 million of tax benefits primarily related to adjustments to contingent tax obligations resulting in an effective tax rate of 24.5%. The estimated annual effective tax rate related to ordinary income for the first quarter of fiscal 2008 includes an annual charge of $100 million to repatriate a portion of fiscal 2008 foreign earnings. This estimated charge increases the estimated annual effective tax rate in the first quarter by 10%.

First Quarter Fiscal 2007—The tax benefit and related effective tax rate on continuing operations for the first quarter of fiscal 2007 was determined by applying a 52.5% annual tax rate to pretax earnings and then recognizing the full impact of a $158 million of tax benefit related to a significant unusual or infrequently occurring item. The $50 million tax benefit and related (24.3)% tax rate were primarily due to the following significant factors:

a)	The effective annual tax rate on ordinary income includes an estimated charge of $194 million to repatriate all fiscal 2007 earnings outside the U.S. This estimated charge increases the estimated annual effective tax rate in the first quarter by 24%. As a result of the spin off of the Hanesbrands business and the share buyback program, the corporation concluded that it was necessary to remit all fiscal 2007 foreign earnings to the U.S.

b)	In the first quarter of fiscal 2007, the corporation signed an agreement to sell the shares of a subsidiary, which resulted in a $158 million tax benefit. As a result of the nature of this transaction, the tax benefit was recognized entirely in the first quarter and increased diluted EPS by $0.21 per share.

Sara Lee Grows Net Sales and Operating Income in FY08 First Quarter

Despite Challenging Input Cost Environment – Page 18

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release, Sara Lee highlights certain items that have significantly impacted the corporation’s results and uses certain non-GAAP financial measures to help investors understand the financial impact that these significant items have had on the corporation’s financial results. These significant items and non-GAAP financial measures are described below.

“Significant items” are income or charges that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized and that affect the comparability of underlying results from period to period. Significant items include the impact of businesses acquired or disposed of after the start of the fiscal period presented, the impact of changes in foreign currency exchange rates, charges for exit activities, transformation costs, impairment charges, accelerated depreciation, income recognized from change in vacation policy and the receipt of contingent tobacco sale proceeds. Management highlights these significant items to provide investors with greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment and also to provide more meaningful comparability between Sara Lee’s financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

In this press release, management presents adjusted net sales, adjusted operating segment income, adjusted operating income, adjusted operating margin and, in the Guidance section, core Sara Lee EPS, which are non-GAAP financial measures that exclude the impact of the significant items from net sales, operating income, operating segment income, operating margin or diluted EPS computed in accordance with GAAP. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors frequently have requested information from management regarding significant items, and management believes that investors use these non-GAAP measures to assess Sara Lee’s historical financial performance and to project future financial results for the corporation. Management also uses these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining incentive compensation. Many of the significant items excluded in the calculation of adjusted net sales, adjusted operating segment income, adjusted operating income and core Sara Lee EPS will recur in future periods; however, the amount and frequency of each significant item varies from period to period. As a result, management believes these non-GAAP financial measures give investors a more complete understanding of Sara Lee’s underlying sales and profit trends. The following is a summary of the non-GAAP financial measures presented in this press release.

“Adjusted net sales” is a non-GAAP financial measure that excludes from net sales the impact of businesses acquired or disposed after the start of the fiscal period presented and excludes the impact of changes in foreign currency exchange rates.

“Adjusted operating income” is a non-GAAP financial measure that excludes from operating income the impact of significant items such as charges for exit activities, the results of businesses acquired or disposed after the start of the fiscal period presented, transformation costs, impairment charges, accelerated depreciation, change in vacation policy, changes in foreign currency exchange rates, unusual tax benefits (charges) recognized in the fiscal period presented and the receipt of contingent tobacco sale proceeds.

“Adjusted operating segment income” is a non-GAAP financial measure that excludes from the operating segment income of a specified business segment the impact of significant items such as charges for exit activities, the results of businesses acquired or disposed after the start of the fiscal period presented, transformation costs, impairment charges, accelerated depreciation, changes in foreign currency exchange rates and change in vacation policy.

“Adjusted operating margin” is a non-GAAP financial measure that equals adjusted operating income divided by adjusted net sales of the corporation, in the case of computing adjusted operating margin for Sara Lee, or adjusted net sales for a business segment divided by adjusted operating segment income for that business segment, in the case of computing adjusted operating margin for a specific business segment.